                                                                   EXHIBIT 3.1.b
                          CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                           LIGHTHOUSE LANDINGS, INC.


     Pursuant to the provisions of Section 14A:9-2(4) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.   The name of the corporation is:

          LIGHTHOUSE LANDINGS, INC.

2. The following amendments to the Certificate of Incorporation were approved by the directors of the corporation and thereafter duly adopted by the shareholders of the corporation on the 21/st/ day of August, 2000:

     a. Resolved, that Article FIRST of the Certificate of Incorporation be amended to read as follows:

     FIRST:  The name of the corporation is LIGHTHOUSE FAST FERRY, INC.

     b. Resolved, that Article FOURTH of the Certificate of Incorporation be amended to read as follows:

     FOURTH:   The aggregate number of shares of all classes of capital stock which this corporation (the "Corporation") shall have authority to issue is 50,000,000 shares, of which 10,000,000 shares shall be shares of preferred stock, par value of $0.01 per share ("Preferred Stock"), and 40,000,000 shares shall be shares of common stock, par value of $0.01 per share ("Common Stock").

     Preferred Stock.  Except for such voting powers with respect to the
     ---------------
election of directors or other matters as may be stated in the resolutions of the board of directors of the Corporation ("Board of Directors") creating any series of Preferred Stock, the holders of any such series shall have no voting power.

     Common Stock.  The holders of Common Stock shall have and possess all
     ------------
rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

     Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

     The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

     Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and nonassessable.

     Authority Granted to the Board of Directors.  The division of shares into
     -------------------------------------------
classes and into series within any class or classes, the determination of the designation and the number of shares of any class or series, the determination of the relative rights, preferences and limitations of the shares of any class or series, and any or all of such divisions and determinations, may be accomplished by an amendment to the Certificate of Incorporation by the Board of Directors of the Corporation without shareholder approval in accordance with the provisions of the New Jersey Business Corporation Act. The authority granted to the Board of Directors of the Corporation in this Article FOURTH includes the power to increase the number of shares of such class or series previously determined by it, and to decrease such previously determined number of shares to a number not less than that of the shares outstanding. The authority granted to the Board of Directors in this Article FOURTH also includes the power to determine relative rights and preferences which are prior or subordinate to, or equal with, the shares of any other class or series, whether or not such other shares are issued and outstanding at the time when the Board of Directors acts to determine such relative rights and preferences. The Board of Directors may change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued.

3. The number of shares outstanding at the time of the adoption of the above amendments at the Corporation's shareholder meeting held on August 21, 2000 was 6,381,670 shares of Common Stock. The number of shares outstanding as of the July 25, 2000 record date for the Corporation's August 21, 2000 shareholder meeting was 6,278,295 shares of Common Stock. The total number of shares entitled to vote on the amendments (on the record date) was 6,278,295 shares of Common Stock.

4. The number of shares voting for and against such amendments were as follows:

     a.   Amendment to Article FIRST to change the name of the Corporation:

             Number of Shares Voting             Number of Shares Voting
             -----------------------             -----------------------
                  for Amendment                     Against Amendment
                  -------------                     -----------------

                    3,487,433                              18,010

     b.   Amendment to Article FOURTH to authorize preferred stock:

             Number of Shares Voting              Number of Shares Voting
             -----------------------              -----------------------
                  for Amendment                     Against Amendment
                  -------------                     -----------------

                     2,934,423                           43,610

     c. Amendment to Article FOURTH to increase the number of authorized shares of common stock:

             Number of Shares Voting              Number of Shares Voting
             -----------------------              -----------------------
                  for Amendment                     Against Amendment
                  -------------                     -----------------

                    3,469,493                            34,450

     d. Amendment to Article FOURTH to empower the Board of Directors of the Corporation to make divisions of shares into classes and series within any class or classes, to determine the designations and the number of shares of any class or classes, and to determine their relative rights, preferences and limitations of the shares of any or series as the Board of Directors believes is appropriate:

             Number of Shares Voting              Number of Shares Voting
             -----------------------              -----------------------
                  for Amendment                     Against Amendment
                  -------------                     -----------------

                    2,930,273                          51,810


Dated this ___ day of September, 2000


                                        LIGHTHOUSE FAST FERRY, INC.



                                        By: ___________________________________
                                        Anthony T. Colasanti, Vice President and
                                        Secretary

                                       3